Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-161680 on Form S-3 and Registration Statement Nos. 333-145326 and 333-162928 on Form S-8 of our reports dated March 15, 2010, relating to the consolidated financial statements of Quicksilver Gas Services LP and subsidiaries, and the effectiveness of Quicksilver Gas Services LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quicksilver Gas Services LP for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
March 15, 2010